Exhibit 4

EXECUTION COPY

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT, dated as of October 19, 2007 (as may be amended, modified, supplemented or restated from time to time, this “Agreement”), among JCF FPK I LP, an Alberta limited partnership (“JCF FPK”), and Red Mountain Capital Partners II, L.P., a Delaware limited partnership (“RMCP II”), and Red Mountain Capital Partners III, L.P. (“RMCP III” and, together with RMCP II, “Red Mountain”), in relation to their investment in Encore Capital Group, Inc. (the “Company”). JCF FPK and Red Mountain are sometimes referred to herein collectively as the “Shareholders” and individually as a “Shareholder”.

W I T N E S S E T H :

WHEREAS, the Shareholders desire to set forth their agreement with respect to, among other things, (i) the voting of the shares of Common Stock (as defined below) owned by them and (ii) the rights and duties of the Shareholders in respect of any Transfer (as defined below) of any such shares of Common Stock;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement, terms defined in the heading and recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Affiliated” has a correlative meaning.

“Beneficial ownership” shall be determined in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act. “Beneficially own” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Initial Shares” means, with respect to any Shareholder, the shares of Common Stock beneficially owned by such Shareholder as of the date hereof (as reported by each Shareholder in its filings with the Commission on Schedule 13D), but excluding any such shares owned by the other Shareholder, as such Initial Shares may be adjusted pursuant to any stock split, stock dividend, recapitalization, reorganization or other similar action.

“Permitted Transfers” means (i) transfers to Affiliates (provided that the transferee executes and delivers an instrument, in form reasonably satisfactory to all of the Shareholders, pursuant to which such transferee agrees to be bound by the provisions of this Agreement to the same extent as the transferor) and (ii) transfers with the consent of the other Shareholder.

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity of any nature whatsoever.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Term” means the period commencing on the date hereof and ending on the date this Agreement shall be terminated pursuant to its terms.

“Transfer” means any sale, assignment, mortgage, encumbrance, hypothecation or other transfer, whether directly or indirectly, voluntarily or involuntarily, of shares of Common Stock.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1 Board of Directors. (a) Reference is made to the fact that, as of the date hereof, (i) Timothy J. Hanford and John J. Oros (each, a “JCF FPK Related Director”) and (ii) Willem Mesdag and J. Christopher Teets (each, a “Red Mountain Related Director”) are each a member of the Board of Directors.

(b) If, at any time during the Term, JCF FPK notifies Red Mountain of its desire to remove any JCF FPK Related Director, then each Shareholder shall, subject to applicable law, vote all of its Common Stock in favor of the removal of such JCF FPK Related Director. If, at any time during the Term, any JCF FPK Related Director ceases to be a director of Encore, whether due to death, disability, retirement, resignation, removal (with or without cause) or otherwise, and JCF FPK proposes a replacement to serve as a director of Encore, then each Shareholder shall, subject to applicable law, vote all of its Common Stock in favor of, and take all such other actions as may be reasonably necessary to cause, the election of such replacement as a director of Encore. Upon the election of such replacement as a director of Encore, such replacement shall thereafter be deemed, and the person he replaced shall thereafter cease to be deemed, to be a JCF FPK Related Director for purposes of this Section 2.1.

(c) If, at any time during the Term, Red Mountain notifies JCF FPK of its desire to remove any Red Mountain Related Director, then each Shareholder shall, subject to applicable law, vote all of its Common Stock in favor of the removal of such Red Mountain Related Director. If, at any time during the Term, any Red Mountain Related Director ceases to be a director of Encore, whether due to death, disability, retirement, resignation, removal (with or without cause) or otherwise, and Red Mountain proposes a replacement to serve as a director of Encore, then each Shareholder shall, subject to applicable law, vote all of its Common Stock in favor of, and take all such other actions as may be reasonably necessary to cause, the election of such replacement as a director of Encore. Upon the election of such replacement as a director of Encore, such replacement shall thereafter be deemed, and the person he replaced shall thereafter cease to be deemed, to be a Red Mountain Related Director for purposes of this Section 2.1.

(d) No removal pursuant to applicable provisions of the Delaware General Corporation Law of any JCF FPK Related Director shall affect any of the rights of JCF FPK to propose a replacement for such JCF FPK Related Director. No removal pursuant to applicable provisions of the Delaware General Corporation Law of any Red Mountain Related Director shall affect any of the rights of Red Mountain to propose a replacement for such Red Mountain Related Director.

ARTICLE III

AGREEMENTS

SECTION 3.1 Voting. During the Term, each Shareholder agrees to vote all of the shares of Common Stock beneficially owned or held of record by it against any of the following actions with respect to the Company or any of its subsidiaries, except if both Shareholders mutually agree to vote all of the shares of Common Stock beneficially owned or held of record by them in favor of such action:

(a) amendments of charter, certificate of incorporation, bylaws, articles of association or other constituent documents of the Company or any of its subsidiaries, if such amendment would disproportionately adversely affect a Shareholder;

(b) election of directors (except as otherwise contemplated by Section 2.1 above);

(c) issuance of additional capital stock, other equity securities or any options, warrants or other rights to acquire any shares or other securities of the Company or any of its subsidiaries;

(d) material changes to the business purpose of the Company or any of its subsidiaries;

(e) dividends, securities redemptions, and securities repurchases (other than repurchases from officers or employees of the Company pursuant to employment or other agreements) by the Company or any of its subsidiaries; and

(f) mergers, consolidations, liquidations and dissolutions and similar material transactions involving the Company or any of its subsidiaries.

SECTION 3.2 Cooperation. The Shareholders shall reasonably cooperate with each other to the extent required or appropriate in relation to amending their respective filings with the Commission on Schedule 13D to reflect the signing of this Agreement. In addition, during the Term, the Shareholders shall reasonably cooperate with each other to the extent required or appropriate in relation to filings with the Commission, including filings regarding the beneficial ownership of shares of the Company in a group as defined within Section 13d-3 under the Exchange Act.

ARTICLE IV

TRANSFERS

SECTION 4.1 Restrictions on Transfer. No Shareholder shall Transfer shares of Common Stock, as a whole or in part, to any Person, except for Permitted Transfers.

SECTION 4.2 Standstill Agreement. Except as provided herein, each Stockholder covenants and agrees that, from and after the date hereof, it shall not, and it shall use its reasonable best efforts to cause each of its Affiliates not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act), directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, any additional equity securities, other securities or any options, warrants or other rights to acquire any shares or other securities of the Company (unless pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction) except (i) if such shares or other securities are offered pro rata to the other Shareholder on the same terms and conditions or (ii) for restricted stock units, stock options or other issuances or grant of securities to members of the Board of Directors in connection with their service on the Board of Directors; or

(b) propose or seek to initiate any form of business combination transaction involving the Company or any of its subsidiaries, including, without limitation, a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company without the prior written consent of the other Shareholder; provided that this Section 4.2(b) shall not restrict transactions or agreements in the ordinary course of the Company’s or any such subsidiary’s business and on arm’s-length terms available to any person who is not a Shareholder.

ARTICLE V

TERMINATION

SECTION 5.1 Termination. This Agreement may be terminated at any time by either Shareholder by giving written notice of termination to the other Shareholder not less than two (2) months before the effective date of the termination (which effective date shall be specified in the notice of termination). In addition, this Agreement may be terminated immediately by a Shareholder by giving written notice of termination to the other Shareholder upon a material breach by such other Shareholder of this Agreement, in each case, unless such material breach has been cured at the time such written notice is given.

SECTION 5.2 Effect of Termination; Survival. Following any termination of this Agreement, this Agreement shall have no further force or effect, provided that:

(a) Section 5.3 and Article VI shall survive any termination of this Agreement; and

(b) termination of this Agreement shall not relieve a party from liability for any breach of this Agreement prior to such termination.

SECTION 5.3 Filings. Notwithstanding the termination of this Agreement, the Shareholders shall reasonably cooperate with each other to the extent required or appropriate in relation to filings with the Commission, including filings regarding the beneficial ownership of shares of the Company in a group as defined within Section 13d-3 under the Exchange Act.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 No Partnership; Agency. The Shareholders expressly do not intend hereby to form an agency relationship or partnership either general or limited, under any jurisdiction’s agency, partnership or other similar law. The Shareholders do not intend to be agents or partners of each other, or agents of or partners to any third party, or to create any other fiduciary relationship among themselves, solely by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, improperly represents to another Person that any Shareholder is an agent or partner of another Shareholder or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholder that incurs any Losses arising out of or relating to such representation.

SECTION 6.2 Entire Agreement. This Agreement constitutes the whole agreement among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof.

SECTION 6.3 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Shareholders and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Shareholders, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 6.4 Amendments and Waivers. (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Shareholders.

(b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Shareholder waiving such provision. No failure or delay by a Shareholder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Shareholder of any breach by any other Shareholder of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.

SECTION 6.5 Assignment. No Shareholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Shareholder, except that, in the case of a Permitted Transfer to an Affiliate of such Shareholder, the transferee shall expressly assume all the obligations of the transferring Shareholder with respect to the transferred shares of Common Stock.

SECTION 6.6 Notices. (a) All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery to the address of such Shareholder set forth beneath its signature on the signature page hereof.

(b) All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid, (iii) when telexed answer-back received or (iv) when telecopied, receipt acknowledged.

SECTION 6.7 Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

SECTION 6.8 Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 6.9 Counterparts. This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 6.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts from any thereof in any action or proceeding arising out of or relating to this Agreement.

SECTION 6.11 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be duly executed on its behalf as of the date first written above.

JCF FPK I LP

By:	JCF Associates II-A LP, its general partner
By:	JCF Associates II-A LLC, its general partner

By:	/s/ Sally Rocker
Name:	Sally Rocker
Title:	Managing Director
Address:

Red Mountain Capital Partners II, L.P.

By:	RMCP GP LLC, its general partner

By:	/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory
Address:	10100 Santa Monica Boulevard
Los Angeles, California 90067
Facsimile: (310) 432-0201
Attn: Willem Mesdag

Red Mountain Capital Partners III, L.P.

By:	RMCP GP LLC, its general partner

By:	/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory
Address:	10100 Santa Monica Boulevard
Los Angeles, California 90067
Facsimile: (310) 432-0201
Attn: Willem Mesdag